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EXHIBIT 23.4

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Price Legacy Corporation for the registration of 640,000 shares of its common stock and to the incorporation by reference therein of our report dated January 19, 2001 (except for note 13, as to which the date is January 26, 2001), with respect to the December 31, 2000 consolidated financial statements and schedules of Price Enterprises, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP
San Diego, California February 11, 2004

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS